Exhibit 4.52

Supplementary Agreement to the Domain Name License Agreement

Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

Licensee:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS, Licensor and Licensee have made a certain Domain Name License Agreement dated March 1, 2004 (the “Original Agreement”).

The original term of Article 10.1 which reads:

“ This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously. The term of this Agreement is five (5) years unless the early termination set forth in this Agreement.”

The original term of Article 10.2 which reads:

“ This Agreement may be extended one year automatically upon its expiration (including the expiration of any extension) unless the Licensor informs of the termination of this Agreement with the written notice before the expiration.”

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on March 1, 2010:

The Parties agree to amend of the Original Agreement as follows:

For the reason of the business of Party B and also to encourage Party B to extend its business and use the domain name in a long-term period, Party A hereby agrees to extend the term for five (5) years.

This Agreement shall be executed in two originals, with each party holding one original. This agreement is an integral part of the Original agreement, it shall have the same legal effect with the Original Agreement. This agreement will be effective upon signature and affixture of seals by the Parties. This agreement shall take effect as of the date first set forth above.

Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
By:	/s/ Haoyu Shen
Title:	Legal representative/authorized representative
Seal:	[Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Licensee:	Beijing Baidu Netcom Science Technology Co., Ltd.
By:	/s/ Zhixiang Liang
Title:	Legal representative/authorized representative
Seal:	[Beijing Baidu Netcom Science Technology Co., Ltd. seal]

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